UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HESKA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2008

Dear Heska Stockholder:

I am pleased to invite you to attend the Annual Meeting of Stockholders of Heska Corporation to be held on Tuesday, May 6, 2008 at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important.  Whether or not you plan to attend the 2008 Annual Meeting, I hope you will vote as soon as possible.  You may vote by mailing a proxy or in person at the annual meeting.  Please review the instructions in the proxy statement and on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in Heska.

Sincerely,

Robert B. Grieve
Chairman and Chief Executive Officer,
Heska Corporation

Loveland, Colorado

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m. on Tuesday, May 6, 2008

PLACE	Heska Corporation
3760 Rocky Mountain Avenue
Loveland, Colorado 80538

ITEMS OF BUSINESS	1.	To elect two Directors to a three-year term.

	2.	To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as Heska Corporation’s independent registered public accountant.

	3.	To consider such other business as may properly come before the 2008 Annual Meeting.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on March 26, 2008.

ANNUAL REPORT	Our 2007 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

VOTING BY PROXY

Please submit a proxy as soon as possible so that your shares can be voted at the 2008 Annual Meeting in accordance with your instructions.  For specific instructions on voting, please refer to the instructions on the proxy card.

April 15, 2008		By Order of the Board of Directors

John R. Flanders
Vice President, General Counsel
and Corporate Secretary, Heska Corporation

This proxy statement and accompanying proxy card are being distributed on or about April 15, 2008.

i

ii

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE 2008 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:

The Board of Directors (the “Board”) of Heska Corporation, a Delaware corporation (“Heska” or the “Company”), is providing these proxy materials for you in connection with Heska’s Annual Meeting of Stockholders (the “Annual Meeting”).  The 2008 Annual Meeting will take place on Tuesday, May 6, 2008.  As a stockholder, you are invited to attend the 2008 Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What information is contained in these materials?

A:

The information included in this proxy statement relates to the proposals to be voted on at the 2008 Annual Meeting, the voting process, the compensation of our Directors and most highly paid Executive Officers, and certain other required information.  Our 2007 Annual Report on Form 10-K as filed with the Securities and Exchange Commission is also enclosed.

Q:	What items of business will be voted on at the 2008 Annual Meeting?

A:	The items of business scheduled to be voted on at the 2008 Annual Meeting are:

(1) The election of two nominees to serve on our Board of Directors for a three-year term; and

(2) The ratification of independent registered public accountant for fiscal 2008.

We will also consider other business that properly comes before the 2008 Annual Meeting.

Q:	How does the Board recommend I vote on the proposals?

A:

The Board recommends a vote FOR the election of each of the Director nominees and FOR the ratification of Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) as the Company’s independent registered public accountant.

Q:	Who is entitled to vote?

A:

Stockholders as of the close of business on March 26, 2008 (the “Record Date”) are entitled to vote at the 2008 Annual Meeting.  As of the Record Date, 51,524,083 shares of our common stock were issued and outstanding.  Each stockholder is entitled to one vote for each share of common stock held on the Record Date.  A list of stockholders entitled to vote at the 2008 Annual Meeting will be available at the 2008 Annual Meeting and for ten days prior to the meeting during normal business hours at our offices at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538, by contacting our Corporate Secretary.

Q:	How do I vote?

A:	There are two ways you can vote:

(1) Sign and date each proxy card you receive and return it in the prepaid envelope.

(2)

Vote in-person at the 2008 Annual Meeting.  If your shares are held of record by a broker, bank or other nominee and you wish to vote your shares at the 2008 Annual Meeting, you must contact your broker, bank or other nominee to obtain the proper documentation and bring it with you to the 2008 Annual Meeting.

Q:	How can I change my vote or revoke my proxy?

A:

You have the right to revoke your proxy and change your vote at any time before the meeting by notifying our Corporate Secretary, or returning a later-dated proxy card.  You may also revoke your proxy and change your vote by voting in person at the meeting.

Q:	Who can help answer my questions?

A:	If you have any questions about the 2008 Annual Meeting or how to vote or revoke your proxy, you should contact:

Heska Corporation
Attn: Corporate Secretary
3760 Rocky Mountain Avenue
Loveland, Colorado 80538
(970) 493-7272

If you need additional copies of this proxy statement or voting materials, please contact our Corporate Secretary as described above.

Q:	What does it mean if I get more than one proxy card?

A:	It means that you hold shares registered in more than one account. Sign and return all proxies to ensure that all of your shares are voted.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be a representative of Computershare Trust Company, Inc., our transfer agent.

Q:	What are the quorum and voting requirements for the 2008 Annual Meeting?

A:

The quorum requirement for holding the 2008 Annual Meeting and transacting business is that holders of a majority of the outstanding shares of our common stock entitled to vote must be present in person at the meeting or represented by proxy.  Both abstentions and non-votes are counted for the purposes of determining the presence of a quorum, but not in determining the matter at hand. We will consider an abstention or a non-vote on a given matter to be a forfeiture of the right to vote on that matter and a forfeiture of the voting power present at the 2008 Annual Meeting underlying the forfeited votes regarding that matter.  Accordingly, if you abstain on a given matter, your shares will not be voted “for” or “against” that matter and will not be considered as present and entitled to vote on that matter.  However, you may abstain on a given matter for a certain portion of your shares and vote on the same matter with the remaining portion of your shares without forfeiting the votes underlying the shares you choose to vote.  For example, a stockholder who owns 100 shares may choose to abstain on a proposal with 50 shares and vote for a proposal with the other 50 shares.  In this case, the stockholder would forfeit his right to vote 50 shares on the proposal and would have his other 50 votes count for the proposal.  In addition, an abstention or a non-vote on any matter will not affect your ability to vote on any other matter.   If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon.  If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and, if so, will not be considered as present and entitled to vote with respect to those matters.

The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the 2008 Annual Meeting.  Election of Director(s) will be determined by a plurality of the votes of the shares present in person or by proxy at the 2008 Annual Meeting and entitled to vote on the election of Directors.  The other matters submitted for stockholder approval at the 2008 Annual Meeting, including the ratification of our independent registered public accountant for fiscal 2008, will be decided by the affirmative vote of a majority of the shares having voting power present in person or by proxy at the 2008 Annual Meeting and entitled to vote on the subject matter.

Q:	Who can attend the 2008 Annual Meeting?

A:

All stockholders as of the Record Date can attend. If you wish to vote your shares at the 2008 Annual Meeting and your shares are held of record by a broker, bank or other nominee, you must contact your broker, bank or other nominee to obtain the proper documentation and bring it with you to the 2008 Annual Meeting.

Q:	What happens if additional matters are presented at the 2008 Annual Meeting?

A:

Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2008 Annual Meeting. If you grant a proxy, the persons named as proxyholders - Robert B. Grieve, Ph.D. our Chairman and Chief Executive Officer, Jason A. Napolitano, our Executive Vice President and Chief Financial Officer and John R. Flanders, our Vice President, General Counsel and Corporate Secretary - will have the discretion to vote your shares on any additional matters presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for Director, the persons named as proxyholders, Dr. Grieve, Mr. Napolitano and Mr. Flanders, will vote your proxy for such other candidate or candidates who may be nominated by the Board.

Q:	Where can I find the voting results of the meeting?

A:	We intend to announce preliminary voting results at the 2008 Annual Meeting and publish final results in our quarterly report on Form 10-Q for our second fiscal quarter of 2008.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as Directors?

A:

You may submit proposals, including Director nominations, for consideration at future stockholder meetings. All proposals or nominations should be addressed to: Corporate Secretary, Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the written proposal must be received by our Corporate Secretary at our principal executive offices under either (1) Rule 14a-8 under the Securities Exchange Act of 1934, as amended (a “Rule 14 Proposal”) or (2) the bylaws of Heska (a “Bylaws Proposal”). A Rule 14 Proposal must be received by our Corporate Secretary at our principal executive offices no later than December 5, 2008. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable period of time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a Bylaws Proposal, the stockholder must deliver a written notice of intent to propose such action in accordance with our bylaws, which in general require that the notice be received by us not less than 60 days nor more than 90 days prior to the first anniversary of the date on which notice of the prior year’s annual meeting was mailed to stockholders. For the 2009 Annual Meeting, this means that any such proposal must be received no earlier than January 4, 2009 and no later than February 3, 2009.

Director Nominees: You may propose Director candidates for consideration by the Board’s Corporate Governance Committee. Any such recommendations should be directed to our Corporate Secretary at our principal executive offices. In addition, you may nominate a Director for consideration by Heska’s stockholders if you give timely notice to our Corporate Secretary of your intention to make such nomination in accordance with our bylaws, which require that the notice be received by the Corporate Secretary within the time periods described above under “Stockholder Proposals.”

Copy of Bylaw Provisions: You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating Director candidates.

Q:          Who bears the costs of soliciting votes for the 2008 Annual Meeting?

A:           Heska is making this solicitation and will pay the entire cost of preparing, printing, assembling and mailing these proxy materials. In addition to the mailing of these proxy materials, certain of our Directors and employees may solicit proxies on our behalf in person, by telephone, electronic transmission or facsimile. No additional compensation will be paid to these people for such solicitation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

BOARD STRUCTURE AND COMMITTEES

Our Board is divided into three classes serving staggered three-year terms.  Our Board has three standing Committees, each of which is chaired by an outside Director:  (1) Audit (the “Audit Committee”), (2) Compensation (the “Compensation Committee”) and (3) Corporate Governance (the “Corporate Governance Committee”).  The membership during 2007 and the function of each Committee are described below.  Our Board held five meetings during 2007.  Our Board currently has seven Directors:  Robert B. Grieve, Ph.D., Chairman, William A. Aylesworth, A. Barr Dolan, Peter Eio, G. Irwin Gordon, Louise L. McCormick and John F. Sasen, Sr.  Elisabeth DeMarse also served as a Director in 2007; Ms. DeMarse chose not to stand for re-election to our Board and her service as a Director ended on May 4, 2007 – the day of our 2007 Annual Meeting.  Our Board will consist of six rather than the current seven Directors effective at our 2008 Annual Meeting on May 6, 2008.    A. Barr Dolan has chosen not to stand for re-election to our Board in 2008. All of our Directors in 2007, other than Ms. DeMarse, attended our last annual meeting of stockholders and at least 75% of all Board and applicable Committee meetings.  Ms. McCormick accepted appointment to our Board on January 1, 2008.

Board Independence

Our Board has determined that each of the Directors standing for re-election has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and meets the requirements of “independence” as set forth in the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market listing standards (the “Nasdaq Listing Standards”).  Furthermore, the Board has determined that, with the exception of Dr. Grieve, Heska’s Chairman and Chief Executive Officer, all current members of the Board meet the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.

Audit Committee

Our Audit Committee has the following responsibilities:

•                  appoint and replace our independent auditors;

•                  compensate and oversee the work of our independent auditors;

•                  oversee and monitor the integrity of our annual and quarterly financial statements;

•                  review and discuss with management and our independent auditors significant financial reporting issues and critical accounting policies and practices;

•                  oversee and monitor the qualifications, independence and performance of our independent auditors;

•                  oversee and monitor our internal accounting and financial controls; and

•                  provide the results of examinations and recommendations derived therefrom to the Board.

During 2007, our Audit Committee met six times.  Our Audit Committee consisted of Mr. Aylesworth, as Chairman, Ms. DeMarse and Mr. Eio prior to our 2007 Annual Meeting on May 4, 2007 and has consisted of Mr. Aylesworth, as Chairman, Mr. Eio and Mr. Gordon since our 2007 Annual Meeting.

Ms. McCormick is to replace Mr. Gordon as a member of our Audit Committee immediately following our 2008 Annual Meeting.

Our Board has determined that each of the current members of our Audit Committee, as well as the proposed nominee, meets the requirements of “independence” as set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.  Our Board has also determined that William A. Aylesworth is an Audit Committee financial expert within the meaning of the rules and regulations promulgated by the SEC and he has accounting and related financial management expertise within the meaning of the Nasdaq Listing Standards.

Our Audit Committee has a written charter, which is available on our website at www.heska.com.  The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Compensation Committee

Our Compensation Committee has the following responsibilities:

•                  discharge the Board’s responsibilities relating to compensation of our Executive Officers, including our Chief Executive Officer;

•                  oversee all compensation programs involving the use of our stock; and

•                  produce an annual report on executive compensation for inclusion in our proxy statement for our annual meeting of stockholders.

During 2007, our Compensation Committee met five times.  Our Compensation Committee has consisted of Mr. Eio, as Chairman, Mr. Dolan and Mr. Gordon since our 2005 Annual Meeting.  Mr. Sasen is to join our Compensation Committee immediately following our 2008 Annual Meeting.

Our Board has determined that each of the current members of our Compensation Committee meets the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.

In August 2002, our Compensation Committee established a Committee designated as the “Stock Option Committee”, which was authorized to grant new and existing employees options to purchase shares of our common stock up to a specified limit without prior written consent of our Compensation Committee.  The establishment of our Stock Option Committee was ratified by our Board in August 2002.  In August 2003, the authority of our Stock Option Committee was expanded to include grants of options to purchase shares of our common stock up to a specified limit to consultants and independent contractors who provide bona fide services to Heska.  The sole member of our Stock Option Committee since its inception was Dr. Grieve, our Chairman and Chief Executive Officer.  In March 2007, our Compensation Committee dissolved our Stock Option Committee.

Our Compensation Committee has a written charter, which is available on our website at www.heska.com.  The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Corporate Governance Committee

Our Corporate Governance Committee has the following responsibilities:

•                  assist our Board by identifying qualified candidates for Director, and select the Director nominees for each annual meeting of stockholders;

•                  lead our Board in its annual review of our Board’s performance;

•                  recommend Director nominees to our Board for each Board Committee; and

•                  develop and recommend to our Board the corporate governance guidelines applicable to the Company.

During 2007, our Corporate Governance Committee met three times.  Our Corporate Governance Committee has consisted of Mr. Sasen, as Chairman, Mr. Aylesworth and Mr. Gordon since our 2006 Annual Meeting.  Our Board has determined that each of the current members of our Corporate Governance Committee meets the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.

Our Corporate Governance Committee has a written charter, which is available on our website at www.heska.com.  In addition, our Corporate Governance Committee prepared, and our full Board has approved, Corporate Governance Guidelines outlining the qualifications, responsibilities and other issues related to our Board’s governance role and functions.  The document is available on our website at www.heska.com.  The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Consideration of Director Nominees

Our Corporate Governance Committee considers candidates for Board membership suggested by its members.  Our Corporate Governance Committee has also utilized a third-party executive search firm in the past to identify candidates.

Our Corporate Governance Committee does not have an established policy for minimum qualifications of Director nominees.  However, pursuant to our Corporate Governance Guidelines, our Corporate Governance Committee will consider, among other things, diversity, skills and experience in such areas as operations, finance, marketing and sales, manufacturing, technology and the general needs of our Board.

Our Corporate Governance Committee will also consider nominees recommended by stockholders provided such recommendations are made in accordance with the procedures described in this proxy statement under “Questions and Answers About the Proxy Materials and the 2008 Annual Meeting.”  Although to date no stockholder has presented any candidate for Board membership to us, it is expected that recommendations from stockholders would generally be considered in the same manner as recommendations by a Director or an Officer of the Company.

Louise L. McCormick was initially identified as a Board candidate by Peter Eio, one of our non-management directors, and after an extensive interview process, Ms. McCormick was unanimously nominated by our Corporate Governance Committee.

Stockholder Communication with our Board

Stockholders can contact our Board, any Committee thereof, or any Director in particular, by writing to them, c/o Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538, Attn: Corporate Secretary.  We will forward any correspondence sent in the foregoing manner to the appropriate addressee without review by management.

DIRECTOR COMPENSATION

The form and amount of compensation paid to the non-employee Directors is reviewed from time to time by our Corporate Governance and our Compensation Committees.  Any revisions to our Director Compensation policy have been approved by our Corporate Governance Committee, our Compensation Committee and our Board.  On March 5, 2007, we amended our Director Compensation Policy with the amended policy to be effective July 1, 2007.

In 2007, no employee Director received any separate compensation for their Board activities.  Non-employee Directors received the compensation described below.

On each date of our Annual Meeting, each continuing non-employee Director who was a Director immediately prior to the Annual Meeting automatically receives options valued at $37,500 to purchase shares of our common stock, subject to a maximum grant of options to purchase 50,000 shares of our common stock.  These grants are to be immediately exercisable and to vest in full on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the Annual Meeting for the year following the year of grant for the award.  Any new non-employee Directors appointed or elected to our Board will be automatically granted options valued at $37,500 to purchase shares of our common stock, subject to a maximum grant of option to purchase 50,000 shares of our common stock.  Any such grant is to be immediately exercisable and to vest over a period of four years in equal annual installments.  The value for options granted pursuant to this paragraph is to be determined pursuant to our option valuation policy at the time of issuance.

Each non-employee Director is also entitled to an annual cash retainer in the amount of $20,000.  The Company pays the annual retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service to the Company as a non-employee Director on such date.

In addition, commencing July 1, 2007 each non-employee Director who serves as Chairperson of a Board Committee is entitled to an annual cash retainer in the amount of $5,000 (the “Chair Retainer”).  The Company pays the Chair Retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service as Chairperson of such Committee.  Each non-employee Director who serves on a Board Committee will be entitled to an annual cash retainer of $2,500 (the “Committee Retainer”).  A non-employee Director who is also the Chairperson of a Committee shall be entitled to the Committee Retainer in addition to the Chair Retainer.  The Company pays the Committee Retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service as a member of such Committee.  Non–employee Directors will also continue to be reimbursed for customary and usual travel expenses.

The following tables provide information for fiscal 2007 compensation for non-employee Directors who served during fiscal 2007.

Director Compensation (1)

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
William A. Aylesworth	25,000	—	33,570	—	—	—	58,570
Elisabeth DeMarse	10,000	—	7,806	—	—	—	17,806
A. Barr Dolan	21,250	—	32,820	—	—	—	54,070
Peter Eio	25,000	—	33,570	—	—	—	58,570
G. Irwin Gordon	23,750	—	33,181	—	—	—	56,931
John F. Sasen, Sr.	23,750	—	33,209	—	—	—	56,959

2007 Equity Grants to Directors

Name	Grant Date	Number of Securities Underlying Options	Exercise Price ($)	Grant Date Fair Value of Option Award ($) (3)
William A. Aylesworth	05/04/07	40,167	2.250	37,500
A. Barr Dolan	05/04/07	40,167	2.250	37,500
Peter Eio	05/04/07	40,167	2.250	37,500
G. Irwin Gordon	05/04/07	40,167	2.250	37,500
John F. Sasen, Sr.	05/04/07	40,167	2.250	37,500

(1)               Reimbursed travel expenses incurred in connection with Board and Board Committee meeting attendance are not included.

(2)               Represents cost recognized in 2007 for financial reporting purposes.

(3)               Grant date fair value of option awards are based on valuation techniques required by Statement of Financial Accounting

Standards No. 123 (revised 2004) “Share-Based Payment” and applicable guidance which we use in preparing our financial statements (“Option Accounting Rules”).  Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results.  The option valuations used for accounting and/or financial reporting purposes do not necessarily represent the value any individual recipient would place on an option award.  In addition, Option Accounting Rules prohibit some valuation techniques which may be useful in certain circumstances.  A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2007 in our Note 7 of the Notes to Consolidated Financial Statements.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes serving staggered three-year terms.  Our Certificate of Incorporation requires us to ensure each class is as nearly equal in number as possible.  Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires.

The terms for two continuing Directors will expire at this 2008 Annual Meeting.  Directors elected at the 2008 Annual Meeting will hold office for a three-year term expiring at our 2011 Annual Meeting (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal).

Nominees for Three-Year Terms That Will Expire in 2011

Louise L. McCormick, age 65, has served us as a Director since January 2008.  Ms. McCormick was with Aetna, Inc. for over 25 years in various finance, strategic planning and legal positions, including as Corporate Secretary and Securities Counsel, and Vice President, Strategy, Finance and Administration.  Ms. McCormick retired from Aetna, Inc. in 2000.  Since June 2005, Ms. McCormick has served as an independent Director, investment committee chair and member of the ethics and corporate governance committee for Foresters, a Toronto-based insurance company.  She also serves as a Director of several non-profit and educational institutions.  Ms. McCormick holds a J.D. from the University of Connecticut Law School and a M.S.T. and B.A. from the University of Florida.

John F. Sasen, Sr., age 65, has served us as a Director since October 1998.  Since April 1998, he has served as Executive Vice President and Chief Marketing Officer of PSS/World Medical, Inc. (“PSS”), a medical supply distributor, and has held various other senior executive positions at PSS, including President and Chief Operating Officer, since 1993.  From July 1993 to April 1998, Mr. Sasen served as a Director of PSS.  Prior to joining PSS, Mr. Sasen was Vice President Sales, Marketing and Distributor Relations for a division of Becton Dickinson & Company, a manufacturer of health care products.  Mr. Sasen was with Becton Dickinson for over 20 years.  In addition, Mr. Sasen serves as the Chairman of the Health Industry Distribution Association Education Foundation, Executive Director of the Health Industry Distributor Association, Director of Nova Vision, Inc. and Director of the Boys’ Home Foundation.

Vote Required; Recommendation of our Board of Directors

The affirmative vote of a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of Directors will be used to elect the nominees.  Our Board of Directors unanimously recommends a vote FOR the election of Ms. McCormick and Mr. Sasen as our Directors.

Heska’s Directors listed below whose terms are not expiring this year will continue in office for the remainder of their terms in accordance with our bylaws.  Information regarding the business experience and education of each of such Directors is provided below.

Directors Whose Terms Will Expire in 2010

Peter Eio, age 66, has served us as a Director since October 2002.  Mr. Eio served as the President of LEGO Systems, Inc., from 1989 to 2001 and was Managing Director of LEGO UK from 1982 to 1989. He also held various positions with International Playtex, Inc., in Scandinavia and the UK from 1971 to 1981. His previous experience includes marketing, sales and general management positions.  Mr. Eio holds an honorary degree from Rensselaer Polytechnic Institute (Doctor of laws-honoris causa, 1996), attended the IMD Business School in Lausanne, Switzerland and received the Prince Henrik Medal of Honor for services to Danish industry in 1992.  Mr. Eio is also a Director of several private companies and serves on the Board of several charitable and educational organizations.

G. Irwin Gordon, age 57, has served us as a Director since May 2001.  Mr. Gordon is the founder and Managing Partner of The Trion Group LP, a consulting and interim management firm.  From July 2000 until August 2001, Mr. Gordon served as President and Chief Executive Officer of Gruma Corporation, a food manufacturer.  He also served as President and Chief Operating Officer of Suiza Foods Corporation, a food manufacturer and distributor, from February 1998 to October 1999.  Mr. Gordon joined Suiza in August 1997 as its Executive Vice President and Chief Marketing Officer.  Prior to joining Suiza, Mr. Gordon held various positions with subsidiaries of PepsiCo, Inc. (“PepsiCo”), including most recently as Senior Vice President Global Branding for Frito-Lay, Inc., from May 1996 to August 1997.  From 1983 to 1992, Mr. Gordon served as President and General Manager of several international Frito-Lay companies before becoming Senior Vice President Marketing, Sales and Technology for Frito-Lay International from 1992 to 1996.  Prior to joining PepsiCo in 1992, Mr. Gordon served in various capacities at the Kellogg Company.  Mr. Gordon holds an Education degree from the University of British Columbia and a Management Certificate from Stanford University.

Directors Whose Term Will Expire in 2009

William A. Aylesworth, age 65, has served us as a Director since June 2000.  Mr. Aylesworth served as Senior Vice President from 1988 to 2003 and Chief Financial Officer of Texas Instruments Incorporated from 1984 to 2003.  He served as Treasurer of Texas Instruments from 1982 to 2002.  From 1972 to 1982, he served in treasury services, and from 1967 to 1972, he held numerous assignments in control, manufacturing and marketing for Texas Instruments.  He holds an M.S. in industrial administration from Carnegie Mellon University and a B.E.E. in electrical engineering from Cornell University.

Robert B. Grieve, Ph.D., age 56, one of our founders, currently serves as Chief Executive Officer and Chairman of the Board of Directors.  Dr. Grieve was named Chief Executive Officer effective January 1999, Vice Chairman effective March 1992 and Chairman of the Board effective May 2000.  Dr. Grieve also served as Chief Scientific Officer from December 1994 to January 1999 and Vice President, Research and Development, from March 1992 to December 1994.  He has been a member of our Board of Directors since 1990.  He holds a Ph.D. degree from the University of Florida and M.S. and B.S. degrees from the University of Wyoming.

Director Whose Term Will Expire in 2008

A. Barr Dolan, age 57, has served us as a Director since March 1988, and was Chairman of the Board of Directors from 1988 to January 1999.  Mr. Dolan is a founding partner and former President of Charter Venture Capital, a venture capital management firm, and has been a general partner of Charter Ventures since 1982, a general partner of Charter Ventures II, L.P. since 1994, a managing director of Charter Ventures III, L.P. since 1998 and a managing director of Charter Life Sciences since 2004.  Mr. Dolan is also a Director of several private companies.  He holds M.S. and B.A. degrees from Cornell University, an M.A. degree from Harvard University and an M.B.A. from Stanford University.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Board of Directors of the Company is submitting the appointment of Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) as the Company’s independent registered public accountant for stockholder ratification at the 2008 Annual Meeting.  EKS&H has served as our independent registered public accountant since March 31, 2006.  A representative of EKS&H plans to attend the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so.  Such representative will also be available to answer questions at the meeting.

Vote Required; Recommendation of our Board of Directors

Stockholder ratification of the appointment of EKS&H as our independent registered public accountant is not required by our bylaws or otherwise.  Our Board, however, is submitting the appointment of EKS&H to the stockholders for ratification as a matter of good corporate governance practice.  The affirmative vote of a majority of the shares present in person or by proxy at our Annual Meeting which are entitled to vote on the subject matter and have voted and chosen not to abstain is required to ratify the appointment of EKS&H as our independent registered public accountant for fiscal 2008.  If the stockholders fail to ratify the appointment, our Audit Committee will reconsider whether or not to retain that firm.  Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Our Board unanimously recommends a vote FOR the approval of EKS&H as our independent registered public accountant for fiscal 2008.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show the number of shares of our common stock beneficially owned as of March 15, 2008 by each of the Named Executive Officers listed in the Summary Compensation Table, each of our Directors, all of our Directors and Named Executive Officers as a group, and each person who is known by us to be the beneficial owner of more than 5% of our common stock.  We had 51,514,083 shares outstanding on March 15, 2008.

Ownership Table

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percentage Beneficially Owned (1)
State of Wisconsin Investment Board (2) P.O. Box 7842 Madison, WI 53707	9,365,182	18.2%
Zesiger Capital Group LLC (3) 320 Park Avenue, 30th Floor New York, NY 10022	8,308,200	16.1%
Entities associated with Charter Ventures (4) 525 University Avenue, Suite 1500 Palo Alto, CA 94301	6,014,717	11.7%
Ashford Capital Management, Inc. (5) 1 Walkers Mill Road Wilmington, DE 19807-2317	3,197,500	6.2%
William A. Aylesworth (6)	353,577	*
A. Barr Dolan (6)(7)	6,399,809	12.3%
Peter Eio (6)	299,936	*
G. Irwin Gordon (6)	341,605	*
Robert B. Grieve, Ph.D. (6)(8)	2,669,029	5.0%
Louise L. McCormick (6)	50,268	*
John F. Sasen, Sr. (6)	383,737	*
Michael A. Bent (6)	446,236	*
John R. Flanders (6)	210,000	*
Michael J. McGinley, Ph.D. (6)	481,637	*
Jason A. Napolitano (6)(9)	1,859,915	3.5%
Joseph H. Ritter, D.V.M. (6)(10)	421,247	*
G. Lynn Snodgrass (6)	131,137	*
Nancy Wisnewski, Ph.D. (6)	460,575	*
All Directors and Executive Officers as a group (14 persons)(6)(7)(8)(9)(10)	14,508,708	24.7%

*      Amount represents less than 1% of our common stock.

(1)   To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to securities.  Shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2008 are deemed outstanding and beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)   Based upon information derived from a Schedule 13G filed on February 8, 2008 for holdings on December 31, 2007 by State of Wisconsin Investment Board pursuant to Section 13G of the Securities Exchange Act of 1934 and the rules promulgated thereunder (the “Exchange Act”), reporting its beneficial ownership of our common stock.  According to the Schedule 13G, State of Wisconsin Investment Board has sole power to vote and dispose of 9,365,182 shares.

(3)   Based upon information derived from a Schedule 13G filed February 11, 2008 for holdings on December 31, 2007 by Zesiger Capital Group LLC pursuant to Section 13G of the Exchange Act reporting its beneficial ownership of our common stock.  According to the Schedule 13G, Zesiger Capital Group LLC has the sole power to vote 5,401,700 shares and the sole power to dispose of 8,308,200 shares.

(4)   Based upon information derived from a Schedule 13G filed February 14, 2008 for holdings on December 31, 2007 by Charter Ventures, L.P. and Charter Ventures II, L.P. pursuant to Section 13G of the Exchange Act reporting its beneficial ownership of our common stock.  According to the Schedule 13G, Charter Ventures L.P. has the sole power to vote and dispose of 987,510 shares and Charter Ventures II, L.P. has the sole power to vote and dispose of 5,027,207 shares.  Based on this and 2,000 shares of common stock issuable upon exercise of stock options held by entities associated with Charter Ventures on December 31, 2007, entities associated with Charter Ventures held 6,012,717 shares on December 31, 2007.

(5)   Based upon information derived from a Schedule 13G filed February 14, 2008 for holdings on December 31, 2007 by Ashford Capital Management, Inc. pursuant to Section 13G of the Exchange Act reporting its beneficial ownership of our common stock.  According to the Schedule 13G, Ashford Capital Management, Inc. has sole power to vote and dispose of 3,197,500 shares.

(6)   Includes “Shares Owned” and “Exercisable Options” from “Exercisable Option Table” below for each Director and Named Executive Officer, as well as for all Directors and Executive Officers as a group.

(7)   Includes 6,012,717 shares and 2,000 shares of common stock issuable upon exercise of stock options held by entities associated with Charter Ventures as discussed in footnote 4 above, with respect to which Mr. Dolan disclaims beneficial ownership except to the extent of his proportionate share therein.  Mr. Dolan is a general partner of Charter Ventures and Charter Ventures II, L.P., and thus may be deemed a beneficial owner of the shares held by these or affiliated entities.  Mr. Dolan’s business address is c/o Charter Ventures, 525 University Avenue, Suite 1400, Palo Alto, CA 94301.

(8)   Includes 61,550 shares of common stock held for the benefit of Dr. Grieve’s children and 15,649 shares of common stock held by Dr. Grieve’s wife, all of with respect to which Dr. Grieve disclaims beneficial ownership.  Dr. Grieve’s business address is c/o the Company at 3760 Rocky Mountain Avenue, Loveland, CO 80538.

(9)   Includes 6,020 shares of common stock held by Mr. Napolitano’s wife, with respect to which Mr. Napolitano disclaims beneficial ownership.

(10) Dr. Ritter voluntarily left the Company effective April 4, 2008.

Exercisable Option Table

Name	Shares Owned (1)	Exercisable Options (2)	Exercisable Option Price Range (3)	Exercisable Option Average Price (4)	Weighted Average Remaining Contractual Life (5)	Exercisable “In-the money” Options (6)	Net Shares from Exercisable Options (7)
William A. Aylesworth	20,000	333,577	$0.38-4.12	$1.35	5.90	191,765	61,150
A. Barr Dolan (8)	6,012,717	387,092	$0.38-13.75	$1.42	6.18	225,982	70,599
Peter Eio	20,000	279,936	$0.48-2.73	$1.33	6.69	139,296	58,992
G. Irwin Gordon	27,000	314,605	$0.38-2.687	$1.31	6.05	183,965	62,805
Robert B. Grieve, Ph.D. (9)	442,033	2,226,996	$0.34-3.69	$1.57	6.05	1,426,996	410,591
Louise L. McCormick	5,000	45,268	$1.83-1.83	$1.83	9.80	—	—
John F. Sasen, Sr.	20,297	363,440	$0.41-7.62	$1.52	5.97	215,975	67,457
Michael A. Bent	33,736	412,500	$0.34-2.37	$1.26	6.21	300,000	104,762
Jason A. Napolitano (10)	591,394	1,268,521	$0.70-2.30	$1.09	6.19	1,039,354	399,195
Joseph H. Ritter, D.V.M. (11)	15,414	404,375	$0.38-2.30	$1.43	7.35	220,000	73,112
John R. Flanders	7,500	202,500	$1.65-1.83	$1.65	8.88	—	—
Michael J. McGinley, Ph.D.	20,804	460,833	$0.34-10.25	$1.35	6.71	319,000	107,524
G. Lynn Snodgrass	1,904	129,233	$0.95-2.37	$1.51	7.83	54,500	9,192
Nancy Wisnewski, Ph.D.	54,742	405,833	$0.34-3.06	$1.27	7.03	295,000	74,021
All Directors and Executive Officers as a group (14 persons) (8)(9)(10)(11)	7,272,541	7,236,167	$0.34-13.75	$1.39	6.41	4,611,833	1,499,400

(1)   To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown in the column, subject to community property laws where applicable and the information contained in the footnotes of this table.

(2)   Represents shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2008.

(3)   Represents the lowest and highest strike price for stock options exercisable within 60 days of March 15, 2008.

(4)   Represents the average strike price for stock options exercisable within 60 days of March 15, 2008.

(5)   Represents the weighted average remaining contractual life, in years, for stock options exercisable within 60 days of March 15, 2008.

(6)   Represents shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2008 that have a strike price less than $1.43, the closing market price per share of Heska stock on March 15, 2008.

(7)   Represents net shares under the Treasury Stock method assuming a market price per share of $1.43, the closing market price per share of Heska stock on March 15, 2008, for shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2008 that have a strike price less than $1.43.

(8)   Includes 6,012,717 shares and 2,000 shares of common stock issuable upon exercise of stock options held by entities associated with Charter Ventures, as discussed in footnote 4 to “Ownership Table” above, with respect to which Mr. Dolan disclaims beneficial ownership except to the extent of his proportionate share therein.  Mr. Dolan is a general partner of Charter Ventures and Charter Ventures II. L.P., and thus may be deemed a beneficial owner of the shares held by these or affiliated entities.

(9)   Includes 61,550 shares of common stock held for the benefit of Dr. Grieve’s children and 15,649 shares of common stock held by Dr. Grieve’s wife, all of with respect to which Dr. Grieve disclaims beneficial ownership.

(10) Includes 6,020 shares of common stock held by Mr. Napolitano’s wife, with respect to which Mr. Napolitano disclaims beneficial ownership.

(11) Dr. Ritter voluntarily left the Company effective April 4, 2008.

Outstanding Option Table

Name	Shares Owned (1)	Outstanding Options (2)	Outstanding Option Price Range (3)	Outstanding Option Average Price (4)	Weighted Average Remaining Contractual Life (5)	Outstanding “In-the- money” Options (6)	Net Shares from Outstanding Options (7)
William A. Aylesworth	20,000	333,577	$0.38-4.12	$1.35	5.90	191,765	61,150
A. Barr Dolan (8)	6,012,717	387,092	$0.38-13.75	$1.42	6.18	225,982	70,599
Peter Eio	20,000	279,936	$0.48-2.73	$1.33	6.69	139,296	58,992
G. Irwin Gordon	27,000	314,605	$0.38-2.687	$1.31	6.05	183,965	62,805
Robert B. Grieve, Ph.D. (9)	442,033	2,501,996	$0.34-3.69	$1.61	6.05	1,426,996	410,591
Louise L. McCormick	5,000	45,268	$1.83-1.83	$1.83	9.80	—	—
John F. Sasen, Sr.	20,297	363,440	$0.41-7.62	$1.52	5.97	215,975	67,457
Michael A. Bent	33,736	440,000	$0.34-2.37	$1.30	6.21	300,000	104,762
Jason A. Napolitano (10)	591,394	1,369,354	$0.70-2.30	$1.15	6.19	1,039,354	399,195
Joseph H. Ritter, D.V.M. (11)	15,414	470,000	$0.38-2.30	$1.49	7.35	220,000	73,112
John R. Flanders	7,500	230,000	$1.65-1.83	$1.67	8.88	—	—
Michael J. McGinley, Ph.D.	20,804	525,000	$0.34-10.25	$1.41	6.71	319,000	107,524
G. Lynn Snodgrass	1,904	165,900	$0.95-2.37	$1.58	7.83	54,500	9,192
Nancy Wisnewski, Ph.D.	54,742	470,000	$0.34-3.06	$1.35	7.03	295,000	74,021
All Directors and Executive Officers as a group (14 persons)(8)(9)(10)(11)	7,272,541	7,896,168	$0.34-13.75	$1.42	6.41	4,611,833	1,499,400

(1)   To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown in the column, subject to community property laws where applicable and the information contained in the footnotes of this table.

(2)   Represents shares of common stock issuable upon exercise of stock options outstanding on March 15, 2008.

(3)   Represents the lowest and highest strike price for stock options outstanding on March 15, 2008.

(4)   Represents the average strike price for stock options outstanding on March 15, 2008.

(5)   Represents the weighted average remaining contractual life, in years, for stock options outstanding on March 15, 2008.

(6)   Represents shares of common stock issuable upon exercise of stock options outstanding on March 15, 2008 that have a strike price less than $1.43, the closing market price per share of Heska stock on March 15, 2008.

(7)   Represents net shares under the Treasury Stock method assuming a market price per share of $1.43, the closing market price per share of Heska stock on March 15, 2008, for shares of common stock issuable upon exercise of stock options outstanding on March 15, 2008 that have a strike price less than $1.43.

(8)   Includes 6,012,717 shares and 2,000 shares of common stock issuable upon exercise of stock options held by entities associated with Charter Ventures, as discussed in footnote 4 to “Ownership Table” above, with respect to which Mr. Dolan disclaims beneficial ownership except to the extent of his proportionate share therein.  Mr. Dolan is a general partner of Charter Ventures and Charter Ventures II. L.P., and thus may be deemed a beneficial owner of the shares held by these or affiliated entities.

(9)   Includes 61,550 shares of common stock held for the benefit of Dr. Grieve’s children and 15,649 shares of common stock held by Dr. Grieve’s wife, all of with respect to which Dr. Grieve disclaims beneficial ownership.

(10) Includes 6,020 shares of common stock held by Mr. Napolitano’s wife, with respect to which Mr. Napolitano disclaims beneficial ownership.

(11) Dr. Ritter voluntarily left the Company effective April 4, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, Executive Officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions of Heska common stock and other equity securities with the SEC.  Directors, Executive Officers and 10% or greater stockholders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file.  Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during 2007 our Directors, Executive Officers and 10% or greater stockholders complied with all filing requirements under Section 16(a) of the Exchange Act except as follows.  Due to an administrative error, Mr. Sasen filed a late Form 4 on January 16, 2007, covering one transaction occurring on January 4, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock that may be issued upon exercise of options and rights under all of our equity compensation plans as of December 31, 2007, including the 1988 Stock Option Plan, the 1997 Stock Incentive Plan, the 1997 Employee Stock Purchase Plan and the 2003 Equity Incentive Plan.  Our stockholders have approved all of these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders	12,118,417	$1.40	4,478,553
Equity Compensation Plans Not Approved by Stockholders	None	None	None
Total	12,118,417	$1.40	4,478,553

SIGNIFICANT RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS, OFFICERS OR PRINCIPAL STOCKHOLDERS

Related Party Transactions

Pursuant to our code of ethics for senior executives and financial officers, a copy of which is available on Heska’s website at www.heska.com, and our Corporate Governance Committee charter, our Audit Committee or our Corporate Governance Committee must review and approve any transaction that the Company proposes to enter into that would be required to be disclosed under Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires the Company to disclose in its proxy statement any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons.

Since January 1, 2007, the Company has not been a participant in any transaction with a related person other than the indemnification agreements described below.

Indemnification agreements with officers and directors

Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our Directors and Executive Officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our Directors and Executive Officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objective and Philosophy

The Compensation Committee of Heska Corporation’s Board of Directors (the “Committee”) administers our executive compensation program and establishes the salaries of our Executive Officers.  The ultimate objective of our executive compensation program is to attract, retain and reward executives who will enhance the value and profitability of Heska Corporation (“Heska” or the “Company”) and increase stockholder value.  The Committee strives to provide competitive compensation opportunities with the ultimate amount of compensation received tied significantly to short-term and long-term Company performance.  Inherent in our approach is the philosophy that compensation can align behavior and actions with stockholder interests, attract and retain stronger executives and thus create value for stockholders over time.  The Committee’s goal in executive compensation is to design and administer programs that best serve these ends.

What is Heska’s Executive Compensation Program Designed to Reward?

The Committee develops our executive compensation programs to reward Executive Officers for their contribution to Heska’s financial performance and to recognize individual initiative, leadership, achievement and other contributions.  An effective compensation program will reward executives for working well collectively as well as for strong individual performance.

What are the Elements of Heska’s Executive Compensation?

Our compensation program is designed to reward four interlocking aspects of executive performance:

•                  Continued service to the Company; rewarded primarily through base salary, equity award requirements and vesting and competitive benefits levels;

•                  Individual contribution: rewarded primarily through the setting of base salary and annual Management Incentive Plan (“MIP”) targets;

•                  Annual financial performance: rewarded primarily through the awards paid under the MIP; and

•                  Long-term gains in stockholder value: rewarded primarily through the equity incentive program.

Why Does Heska Choose to Pay Each Element of Executive Compensation?

Base salary.  Base salaries are set on an annual or other periodic basis and designed to reflect competitive market salaries for each position.  They are also used in determining the basis for bonus targets in our Management Incentive Plan (“MIP”) discussed below.

Performance-based incentive compensation.  This form of compensation is based on the achievement of predetermined financial, project, research or other designated objectives.  This form of compensation is paid to reward near-term performance (i.e., no longer than the coming year) and encourage Executive Officers to optimize immediate opportunities.  In recent years, an MIP has been offered to Executive Officers and other managers to provide a performance-based incentive.

Long-term equity compensation.  This form of compensation is designed to encourage the achievement of superior financial results over an extended period of time and align the interests of stockholders and Executive Officers.  It is intended to ensure that Executive Officers make thoughtful decisions about the Company’s future and long-term prospects.

Other benefits, compensation or arrangements.  Other than broad-based programs open to all employees, such as participation in our 401(k) program and employee stock purchase plan, this category tends to be used rarely.  Most of our Executive Officers have employment agreements.  An Executive Officer’s extraordinary performance or participation in an unanticipated endeavor may occasionally trigger such an award in this category.

Perspective on Executive Compensation at Heska

Heska was founded in 1988 and completed its initial public offering in 1997 but only achieved its first profitable year in 2005.  We believe the Company’s historical liquidity concerns and efforts to achieve profitability have influenced the Committee’s decisions regarding executive compensation, as outlined below.

Profitability has been an important goal for Heska to ensure the sustainability of the business.  Profitability has also been critical, not only for its own sake, but also for employee morale, attracting talented individuals to join the Company and commercial perceptions.  At the request of Heska’s Executive Officers to help achieve profitability, the Committee froze base salaries for all Executive Officers in 2005 and 2006.  Similarly, the 2005 MIP called for a performance in excess of the Company’s internal budget before any bonus payments were made and no payouts were ultimately made under the 2004 MIP or the 2005 MIP (with the foregoing base salary and MIP information defined as “Historical Cash Compensation”).

Stock options have historically had the advantage of allowing the Company to address both liquidity and profitability concerns simultaneously.  First, stock options allowed the Committee to compensate employees without a corresponding cash outlay, and, in fact, provided the Company with cash upon exercise in most instances.  Secondly, stock options granted have not historically been required to be expensed for financial reporting purposes.  Accordingly, the Committee tended to emphasize stock options as a tool for executive compensation.  Since 2006, the Company has been required to recognize a cost for certain stock options in its financial statements, as detailed in the “Summary Compensation Table” below; the estimated fair value of stock options granted, rather than the corresponding intrinsic value, is amortized ratably over the vesting periods of the related options.  After considering the significant impact that the use of fair values, rather than intrinsic values, would have on our future results of operations, as well as factors including Historical Cash Compensation to Executive Officers and similar cash compensation issues to other employees, the Company accelerated stock option vesting in December 2004 and March 2005 as well as issuing all options with immediate vesting on and between March 30, 2005 and December 31, 2005.  This is why virtually all options held by Executive Officers are vested, and exercisable, as of December 31, 2007 in the table labeled “Outstanding Equity Awards at Fiscal Year-End” below.

The Committee is also sensitive to, and tries to optimize, tax implications.  It is our policy generally to qualify compensation paid to Executive Officers for deductibility under Section 162(m) of the Internal Revenue Code.  The Committee has structured the Management Incentive Plan Master Document, the 2006 MIP, the 2007 MIP and the 2008 MIP to qualify as awards under such plans as performance-based compensation and to maximize the tax deductibility of such awards.  However, the Committee reserves the discretion to pay compensation to its Executive Officers that may not be deductible.

Determination of Compensation Elements

In reviewing the compensation of our Executive Officers, the Committee reviews the nature and scope of each Executive Officer’s responsibilities as well as his or her effectiveness in that role as well as in supporting the Company’s long-term goals.  Heska’s Board of Directors (the “Board”) formally evaluates the Chief Executive Officer (our “CEO”).  Our CEO communicates his view of the performance of other Executive Officers to the Committee and makes recommendations regarding salary, incentive-based performance compensation and long-term compensation grants for the Committee’s consideration.  The Company has a performance appraisal system it uses to evaluate its employees, including Executive Officers, which Dr. Grieve considers along with other information, such as third-party interviews of Company employees who interact with the Company’s Executive Officers.  As more detailed oversight of items such as short-term sales performance by product is considered more important, our CEO takes a more active role in determining the cash performance-based incentive compensation of our Vice President of Sales than for our other Executive Officers.  Our CEO approves cash performance-based incentive compensation for our Vice President of Sales and makes the resulting compensation information available to the Committee.  Decisions regarding base salary, long-term equity incentive compensation and other benefits, compensation or arrangements are made in the same manner for our Vice President of Sales as for our other Executive Officers.  In the past few years, Heska’s Vice President of Human Resources has compiled and presented data discussed below for the Committee’s consideration of the different compensation elements discussed below.  The Chief Financial Officer (our “CFO”) has also met with the Committee to communicate on issues of interest to the Committee, including the accounting implications of various compensation alternatives and information on our financial plans, expectations and historical results for the Committee’s consideration.

The Committee has considered it appropriate, and in the best interests of Heska’s stockholders, to endeavor to set our overall Executive Officer compensation near the mid-point of the range of companies in the comparison group it reviewed (“Comparable Companies”).  The Committee also reviews the relative mix of compensation paid by Comparable Companies for use as a guideline.  It is the sense of the Committee that performance-based incentive compensation has been relatively lower and long-term equity compensation relatively higher than for Comparable Companies.  We anticipate the Committee will continue to exercise its discretion regarding the relative mix of compensation, although the relative mix may become more similar to that of Comparable Companies over time.  The Committee views the difference between the compensation of our CEO and our other Named Executive Officers as largely a reflection of competitive market practices and the CEO’s responsibility for all Company operations and not any compensation philosophy specific to Heska.  In compensation matters, the Committee reviews relevant information and makes a case-by-case determination relying on its collective judgment and experience.

In 2005 and 2006, the process to determine executive compensation culminated at our Board meeting held in the fourth quarter.  At that time a Committee meeting was held and final determinations were made regarding any base salary increases, MIP Plan adoption and/or long-term compensation equity grants for the coming year.  Accordingly, all option grants to Executive Officers were granted after the market close on the day the Committee met during the Company’s fourth quarter Board meeting.  We expect this to be our standard practice going forward.

At our regularly scheduled Board meeting in November 2007, the Committee met with an outside compensation consultant (the “Consultant”) and decided to engage the Consultant for an assessment of executive compensation strategy and programs and to provide data on competitive compensation practices.  Accordingly, the process to determine executive compensation was delayed.  The Committee asked the Consultant to conduct a compensation survey of companies similar to Heska and to review the current total and equity compensation of the Company’s Executive Officers.  The Consultant reported to the Committee, only, and was prohibited from doing any work for management unless it was specifically requested by the

Chairman of the Committee.  The Committee viewed the Consultant as an advisor only, and the Committee retained the discretion to implement or not implement the Consultant’s suggestions.  In subsequent dialogue with the Consultant, alternative long-term compensation approaches were discussed, including the use of restricted stock and performance-based vesting.  The Committee held a series of meetings in December 2007 to review information and suggestions from the Consultant and to debate, and ultimately approve, the form and scale of long-term equity compensation for 2008.  Base salaries and 2008 performance-based incentive compensation were agreed upon at a Committee meeting during our regularly scheduled Board meeting in February 2008.  Even though it was formally approved in February 2008, we believe there was conceptual agreement on the 2008 MIP in 2007 and we have included it in the table named “Grants of Plan-Based Awards” below.

The Committee considers compensation data from companies in medical, biotechnology and general industry groups that have similar revenues, veterinary focus and/or are in a similar stage of development to Heska.  In 2006, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Abgenix, Arqule, Array Biopharma, Digene, Embrex, Hi Tech Pharmaceuticals, IDEXX Laboratories, Meridian Bioscience, MGI Pharma, Quidel and Savient Pharmaceuticals.  In 2007, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Array Biopharma, Auxilium Pharmaceuticals, Cardiac Science, Cyberonics, Hi Tech Pharmaceuticals, IDEXX Laboratories, Immucor, Meridian Bioscience, MGI Pharma, Noven Pharmaceuticals, Quidel, Santarus, Savient Pharmaceuticals and Zoll Medical.  The Committee also reviewed summary compensation data based on company size for both years.  The Committee also reviewed benchmark data resulting from a study of 120 life sciences companies carried out by the Consultant in 2007.

Base Salary.  The Committee reviews each Executive Officer’s base salary annually.  When reviewing base salaries, the Committee considers compensation data from companies in medical, biotechnology and general industry groups that have similar revenues, veterinary focus and/or are in a similar stage of development to Heska.  Consideration is also given to prior performance, relevant experience, level of responsibility and skills, and abilities of each Executive Officer.  The Committee believes that salary levels for our Executive Officers are set at a level that, at the time such salary determinations were made, were reasonable and necessary given the Company’s financial resources and stage of development.  The Committee reviews relevant information and makes a case-by-case determination relying on its collective judgment and experience.

In 2006, the Committee was concerned regarding the effect of the three year salary freeze on Executive Officer base salaries versus market levels.  The information in the base salary table below was approved for the Named Executive Officers by the Committee.  The Committee also agreed to consider a mid-2007 review of base salaries if necessary to bring them more in line with desired rates.

Name	Annual Salary	Percent Increase
Robert B. Grieve	$375,000	10.0%
Jason A. Napolitano	$232,575	5.0%
Joseph H. Ritter	$200,070	5.3%
John R. Flanders	$200,000	N/A (1)
G. Lynn Snodgrass	$154,500	3.0%

(1)          Mr. Flanders joined the Company as of December 11, 2006.

In 2007, after reviewing and considering Comparable Company data and the recent performance of both Dr. Grieve and the Company, our Board of Directors decided to increase Dr. Grieve’s base salary by approximately 6.7% to $400,000 effective September 2007.  In February 2008, after reviewing and considering relevant data, including input from Dr. Grieve, the Committee agreed to the following base salaries, effective March 2008.

Name	Annual Salary	Percent Increase
Robert B. Grieve	$420,000	5.0%
Jason A. Napolitano	$243,000	4.5%
Joseph H. Ritter	$208,000	4.0%
John R. Flanders	$206,000	3.0%
G. Lynn Snodgrass	$158,000	2.3%

Performance-Based Incentive Compensation.  The Company first adopted an MIP in 1999 to provide incentives to our Executive Officers, other managers and key employees to meet and exceed certain predetermined annual goals.  Target annual incentives and specific performance criteria are established each year by the Committee, with the actual payout based on the extent to which the specified performance criteria are met.  We believe this approach provides a strong incentive for our management to achieve the stated annual goals.  An example of the incentive can be seen when comparing the cash levels of the 2006 MIP Payouts to the 2007 MIP Payouts in the “Summary Compensation Table” below.  In late 2005, the Committee adopted the Management Incentive Plan Master Document (the “Master Document”).  A goal of the Master Document is self-funding status for the MIP in any given year.  A given year’s MIP can be implemented by the Committee agreeing on four parameters: 1) the percent of salary that is an individual’s targeted bonus compensation; 2) the relative weighting of company wide and individual performance, 3) the key parameter(s) the MIP Payouts are to be based upon and 4) the Payout Structure by which the MIP is funded.  Typically there has been a cap on the MIP of approximately 150% of target payout to all employees, although this is not required in any given year.  Each individual has a “targeted” MIP Payout and this is intended as a guideline.  Our CEO will generally make recommendations to the Committee regarding MIP Payouts to other MIP Plan participants; all awards under the MIP Plan are at the discretion of the Committee.  Any MIP Payouts are to be made in the first quarter of the following year.  All Executive Officers, with the exception of Mr. Snodgrass, our Vice President of Sales, are eligible for the MIP.  Performance-based incentive compensation for Mr. Snodgrass consists of commissions earned based on achieving certain sales volume targets (his “Commissions”) and, beginning in 2007, a bonus paid at the discretion of Dr. Grieve based on Company financial performance and individual performance that is similar to the MIP (his “Bonus”).  Mr. Snodgrass’s performance-based incentive compensation is discussed below.

In considering the 2006 MIP, the Committee was aware that the Executive Officers were entering their third consecutive year with the same salary and that the Executive Officers had not received any bonus payments in the prior two years.  The Committee adopted a plan with relatively low payout thresholds, as detailed below.  At the Committee meeting in the fourth quarter of 2005, the Committee adopted the 2006 MIP with the following parameters:

Parameter	Result
% Salary Target	Chief Executive Officer – 50% All other eligible Executive Officers – 35%
Relative Weighting	75% Company Performance / 25% Individual Performance
Key Parameter	Pre-MIP Net Income Goal
Payout Structure	Funding starts at $1 of Pre-MIP Net Income Goal 50% Share of every $1 in additional Pre-MIP Net Income MIP Capped at $1.5 million (150% of targeted payout)

As an example, if Heska had $1.2 million in Pre-MIP Net Income, there would be $600 thousand available for the MIP for the Committee to distribute among plan participants.  This represents a plan funded at 60% of target.  Dr. Grieve’s 2006 salary was $341,000 and his targeted payout was $170,500 (50% of $341,000).  In a 60% MIP-funded plan, his funded targeted payout would be $102,300 (60% of $170,500).  The Committee could then adjust his pay upward for strong individual performance or downward for poor individual performance using a 25% weighting as a guideline for the adjustment.  This is a guideline only, however, as the Committee retains discretion to adjust this number as circumstances dictate.

At a meeting in March 2007, the Committee approved a recommendation that all plan participants be paid an MIP Payout nearly 50% greater than target in accordance with performance achievement in excess of the individual MIP “cap.”  The Committee also decided Dr. Grieve’s MIP Payout would similarly be nearly 50% greater than target.  The MIP Payouts to MIP-eligible Named Executive Officers are listed as “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” below.

In considering the 2007 MIP, the Committee was aware that the Executive Officers were to receive base salary increases in the coming year and were likely to receive maximum MIP Payouts under the 2006 MIP as the 2006 MIP was expected to reach its capped level due to the Company’s financial performance.  The Committee adopted a plan with more aggressive payout thresholds than had been set for the 2006 MIP, as detailed below.  At the Committee meeting in the fourth quarter of 2006, the Committee adopted the 2007 MIP with the following parameters:

Parameter	Result
% Salary Target	Chief Executive Officer – 50% All other eligible Executive Officers – 35%
Relative Weighting	75% Company Performance / 25% Individual Performance
Key Parameter	Pre-MIP Operating Income Goal
Payout Structure

Funding starts at $4.5 million of Pre-MIP
Operating Income Goal, as defined
25.14% Share of every additional $1 in Pre-MIP Operating Income Above Goal
 MIP Capped at $1.65 million (150% of targeted payout)

At a Committee meeting in February 2008, the Committee approved MIP plan participants’ MIP Payouts recommendations and decided Dr. Grieve’s MIP Payout would be equal to his individual funded target.  Each of the Named Executive Officers eligible for the MIP received an MIP Payout in line with his individual funded target, with the exception of Dr. Ritter, who received an MIP Payout higher than his individual funded target due to what Dr. Grieve considered to be particularly strong individual performance.  The MIP Payouts to MIP-eligible Named Executive Officers are listed as “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” below.  MIP Payouts were lower for 2007 than for 2006 due to a relatively lower funded status (roughly 30% of target for 2007 versus 150% of target for 2006) for 2007, which lowered the funded target MIP Payout for each MIP-eligible Named Executive Officer.  The 2007 MIP achieved lower funded status than the 2006 MIP due to the more aggressive payout thresholds in the 2007 MIP.

In considering the 2008 MIP, the Committee considered the Company’s 2007 performance and 2008 outlook in setting the payout structure.  At the Committee meeting in the first quarter of 2008, the Committee adopted the 2008 MIP with the following parameters:

Parameter	Result
% Salary Target	Chief Executive Officer – 50% All other eligible Executive Officers – 35%
Relative Weighting	75% Company Performance / 25% Individual Performance
Key Parameter	Pre-MIP Operating Income Goal
Payout Structure

Funding starts at $5.862 million of Pre-MIP
Operating Income Goal, as defined
32.22% Share of every additional $1 in Pre-MIP Operating Income Above Goal
MIP Capped at $1.732 million (150% of targeted payout)

                All of Mr. Snodgrass’s performance-based incentive compensation for 2006 was from Commissions.  For 2007, approximately $45 thousand of Mr. Snodgrass’s performance-based incentive compensation was from Commissions, with the balance resulting from his Bonus.  Relatively lower performance versus target was the reason for the decline in Commissions from 2006 to 2007.  Mr. Snodgrass’s Commissions and Bonus are listed as “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” below.

                In the table named “Grants of Plan-Based Awards” below, we list potential payouts under the 2008 MIP to Named Executive Officers other than Mr. Snodgrass, who is not eligible for the MIP, under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”  All “Threshold” MIP Payouts are listed at $0 as the MIP Plan will not fund if Pre-MIP Operating Income is at (or below) the threshold level of $5.862 million.  All “Target” MIP Payouts are as defined above.  The “Maximum” MIP Payouts are 50% greater than the “Target” MIP Payouts to reflect that the 2008 MIP Plan is “capped” at 150% of its targeted funding level.  It is possible the Committee may decide to pay a Named Executive Officer greater than this amount, although this did not occur in 2006 when the 2006 MIP Plan reached its capped funding level.

Long-term Equity Compensation.  Historically, we have used stock options to provide long-term equity compensation to our Executive Officers.  The Committee is responsible for determining the number and terms of options, or other forms of long-term equity compensation, to be granted to Executive Officers, taking into account such factors as individual and Company performance, policies regarding cash compensation and practices of Comparable Companies.  Options granted to Executive Officers have exercise prices equal to fair market value (closing price) at the time of grant and expire in ten years from the date of grant.  Any vesting ceases and the vested portion of options must be exercised within a certain period should an Executive Officer leave Heska’s service (subject to any rights to partial acceleration of vesting upon termination without cause under employment agreements).  Accordingly, option grants will provide a return to an Executive Officer only if said Executive Officer continues to work for the benefit of the Company and only if Heska’s market price per share appreciates over the option term.  We believe that these provisions help both to retain qualified employees and to motivate them to achieve long-term increases in stock value, providing continuing benefits to the Company and its stockholders beyond those in the year of grant.  There has been agreement among Committee members that long-term equity compensation will involve fewer Company shares than it has in years prior to Heska’s achieving profitability as challenges facing the Company and the best approach to meeting them are expected to change.  This is an area where there has been considerable discussion among Committee members regarding the proper value, number of shares of Company common stock, vesting provisions and form of future long-term equity compensation.  The Committee had discussions regarding the use of restricted stock and performance-based vesting in December 2007, but decided not to pursue these alternatives.  This was due to potential tax implications for employees in using restricted stock and the likely increase in complexity and administrative costs, as well as potential duplicative incentives to the MIP, in using performance-based vesting.  While it appears stock options will remain the core component of long-term equity compensation in the near future, it is possible the Committee will choose to use restricted stock, restricted stock units, some other form of long-term equity compensation or some combination of the foregoing with or without stock options in the future.

In the fourth quarter of 2006, after significant discussion and considering factors including the Historical Compensation to Executive Officers, the fact that the 2006 MIP was expected to be “capped”,  our expected financial results in the fourth quarter of 2006, the significant impact that the use of fair values for options granted would have on our future results of operations and the total number of options previously granted in 2006, the Committee decided to grant fully-vested stock options in an amount approximately 60% of the size of the prior year’s grant and approved a grant of fully-vested stock options to Mr. Flanders upon his formally joining the Company.  These options were granted at the close of business on November 17, 2006 – the date of the Committee meeting, with the exception of options granted to Mr. Flanders which were granted upon his joining the Company on December 11, 2006.

In December 2007, after receiving input from the Consultant, reviewing relevant data, including data requested to follow-up on certain questions, and engaging in significant discussion and debate, the Committee approved a grant of stock options to certain Officers of the Company.  Due to this process, including hiring and considering the input of the Consultant, the option grant occurred on December 31, 2007 – later in the year than in 2006.  In contrast to recent stock option grants, this stock option grant was subject to monthly vesting over a four year period as a result of the concern of some of our Board members that fully-vested options may not provide as great a retention incentive as desired.  We anticipate granting stock options with 4-year monthly vesting will be our standard practice in the future.  The Committee granted Dr. Grieve a significantly larger stock option grant than in the prior year, reflective of the Committee’s view of the market and the Committee’s evaluation of Dr. Grieve’s performance.  The Committee considered Dr. Grieve’s input in addition to market data in determining stock option grants to the other Named Executive Officers, all of which increased or were at the same level as the prior year, except for Mr. Flanders who joined the Company in December 2006.  Related option grants to Named Executive Officers are reflected in the “Grants of Plan-Based Awards” table below in the column labeled “All Other Option Awards; Number of Securities Underlying Options (#).”

“Option Awards” in the “Summary Compensation Table” below represent the cost of options recognized for financial reporting purposes for each of our Named Executive Officers.  The majority of the value in each case is related to the fully vested option grants in the fourth quarter of 2006 discussed above.  For all other Named Executive Officers other than Mr. Napolitano, the only other option cost included is for options granted with a four year vesting schedule in January 2003 with monthly vesting in 2006 and January 2007.  In addition to such options granted in January 2003, Mr. Napolitano’s total also includes option cost from his initial grant of options upon joining the Company in May 2002, which vested monthly ending in May 2006 after an initial six-month “cliff vest” in November 2002.  Options granted on December 31, 2007 did not impact the “Summary Compensation Table” because the affiliated cost will be recognized over the four year vesting period and these options were granted at year end.  The significant decline in value in 2007 versus 2006 for each Named Executive Officer is due to the fact that 2007 includes at most one month of stock option vesting for each individual.  We expect the value recognized under “Option Awards” will increase in future years as the December 2007 option grant vests and future options are issued.

Other Benefits, Compensation or Arrangements

“All Other Compensation” in the “Summary Compensation Table” below represent matching funds received by each of our Named Executive Officers under our 401(k) plan, which is open to all employees, as well as life insurance and short-term and long-term disability premiums.

All of our Named Executive Officers, with the exception of Mr. Snodgrass, had employment contracts in 2006 and 2007.  They entitle Named Executive Officers to payments based on salary, continuing medical benefits for a given period and immediate vesting of unvested options in certain circumstances.  Payments based on salary are typically paid monthly.  The Committee believes these are common, in line with the experience of the Committee for executives at other companies and are intended to provide Executive Officers with additional resources to seek a comparable job - which is unlikely to be a rapid process given the level of employment - in these certain circumstances, such as an acquisition.  Dr. Grieve is also entitled to payout based on bonus targets in certain circumstances, such as termination without cause, as well.  These employment contracts are intended to provide the Named Executive Officers with protections appropriate for, and in line with, those received by comparable executives at companies similar to Heska.  Periodically, we review these agreements versus market benchmarks.

In summary, Heska Corporation is changing, having just experienced its third consecutive profitable year and with the current outlook for strong revenue growth following our first quarter results in 2008.  Heska’s Executive Compensation is changing along with the Company.  The Committee endeavors to find the proper level and balance of base salary, performance-based incentive compensation, long-term equity incentive compensation and other forms of compensation.

Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us during 2006 and 2007 by Robert B. Grieve, our Chairman of the Board and Chief Executive Officer, Jason A. Napolitano, our Chief Financial Officer, and our three other most highly compensated Executive Officers for the fiscal year ended December 31, 2007 (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus	Stock Awards	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Robert B. Grieve
Chairman of the Board	2007	377,667	—	—	1,126	60,242	—	10,077	449,112
and Chief Executive Officer	2006	341,000	—	—	88,393	251,378	—	8,689	689,460

Jason A. Napolitano
Executive Vice President,	2007	230,729	—	—	239	24,519	—	4,146	259,633
Chief Financial Officer	2006	221,500	—	—	95,123	114,300	—	927	431,850

Joseph H. Ritter (6)
Executive Vice President,	2007	198,392	—	—	13	23,000	—	6,447	227,852
Global Business Operations	2006	190,000	—	—	47,500	98,045	—	3,668	339,213

John R. Flanders (7)
Vice President, General	2007	200,000	—	—	—	21,000	—	3,730	224,730
Counsel and Corporate Secretary	2006	6,146	—	—	142,260	—	—	—	148,406

G. Lynn Snodgrass
Vice President, Sales	2007	153,750	—	—	—	52,119	—	1,113	206,982
	2006	150,000	—	—	30,052	93,610	—	3,281	246,891

(1)   Salary includes amounts, if any, deferred pursuant to 401(k) arrangements.

(2)   Represents cost recognized in each year for financial reporting purposes.

(3)   Grant date fair value of option awards are based on valuation techniques required by Option Accounting Rules.  Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results.  The option valuation used for accounting and/or financial reporting purposes does not necessarily represent the value any individual recipient would place on an option award.  In addition, Option Accounting Rules prohibits some valuation techniques which may be useful in certain circumstances.  A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2007 in our Note 7 of the Notes to Consolidated Financial Statements.

(4)   Amounts earned pursuant to our Management Incentive Plans except for Mr. Snodgrass whose amounts were Commissions earned based on achieving certain sales volume targets and a Bonus earned based on Company financial performance and individual performance that is similar to our Management Incentive Plans.  Amounts indicated are for year in which compensation was earned.

(5)   Includes life insurance premiums, short-term and long-term disability premiums and 401(k) match.

(6)   Dr. Ritter voluntarily left the Company effective April 4, 2008.

(7)   Mr. Flanders joined the Company as of December 11, 2006.

Grants of Plan-Based Awards in Last Fiscal Year

The following table shows all grants of options to acquire shares of our common stock granted in the fiscal year ended December 31, 2007 to the Named Executive Officers.

Grants of Plan-Based Awards

								All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Stock
		Under Non-Equity Incentive			Under Equity Incentive Plan			of Shares	Securities	Price of	and
		Plan Awards (1)			Awards			of Stock	Underlying	Option	Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($) (2)	Threshold (#)	Target (#)	Maximum(#)	or Units (#)	Options (#) (3)	Awards ($/Sh)	Awards ($) (4)
Robert B. Grieve	12/31/07	—	—	—	—	—	—	—	300,000	1.830	236,460
	N/A	—	210,000	315,000	—	—	—	—	—	—	—
Jason A. Napolitano	12/31/07	—	—	—	—	—	—	—	110,000	1.830	86,702
	N/A	—	85,050	127,575	—	—	—	—	—	—	—
Joseph H. Ritter (5)	12/31/07	—	—	—	—	—	—	—	70,000	1.830	55,174
	N/A	—	72,800	109,200	—	—	—	—	—	—	—
John R. Flanders	12/31/07	—	—	—	—	—	—	—	30,000	1.830	23,646
	N/A	—	72,100	108,150	—	—	—	—	—	—	—
G. Lynn Snodgrass (6)	12/31/07	—	—	—	—	—	—	—	30,000	1.830	23,646
	N/A	25,000	80,000	120,000	—	—	—	—	—	—	—

(1)   Although there was conceptual agreement on the 2008 MIP in 2007, our 2008 MIP was not formally approved until February 2008.  The 2008 MIP is the source of all estimated payouts to Named Executive Officers with the exception of Mr. Snodgrass, in the columns below.

(2)   Based on targeted bonus multiplied by the percentage “cap” in our 2008 Management Incentive Plan (“MIP”) for Named Executive Officers other than for Mr. Snodgrass, who is not eligible for the MIP.  Our 2008 MIP is designed with a “cap” of approximately $1.732 million on total payouts, or 150% of projected targeted bonuses.  Our 2008 MIP gives our Compensation Committee discretion as to how any payouts will be distributed and the ability to make total payouts above the cap level.  Accordingly, although our Compensation Committee has never awarded an MIP Payout to an employee greater than the employee’s targeted bonus multiplied by the applicable percentage “cap”, our Compensation Committee has the ability to make 2008 MIP Payouts to Executive Officers in excess of that amount, which is reported as “maximum” in this column.

(3)   One-forty-eighth (1/48th) of the total shares granted shall become vested and exercisable each month from the grant date until the total shares granted shall have vested in full on the four-year anniversary of the grant date.  The option was granted with an exercise price equal to 100% of the fair market value of our stock on the date of grant as determined by our Compensation Committee, and with a term of ten years, subject to earlier termination in certain events related to termination of employment.

(4)   Grant date fair value of option awards are based on valuation techniques required by Option Accounting Rules.  Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results.  The option valuations used for accounting and/or financial reporting purposes do not necessarily represent the value any individual recipient would place on an option award.  In addition, Option Accounting Rules prohibit some valuation techniques which may be useful in certain circumstances.  A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2007 in our Note 7 of the Notes to Consolidated Financial Statements.

(5)   Dr. Ritter voluntarily left the Company effective April 4, 2008.

(6)   Mr. Snodgrass earns Commissions based on achieving certain sales volume targets, and a Bonus paid at the discretion of Dr. Grieve based on Company financial performance and individual performance that is similar to the MIP.

Outstanding Equity Awards at Fiscal Year-End

The following table shows unexercised stock options held at the end of fiscal year ended December 31, 2007 by the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert B. Grieve	—	300,000	—	1.830	12/31/2017	—	—	—	—
	100,000	—	—	1.717	11/17/2016	—	—	—	—
	400,000	—	—	1.250	12/15/2015	—	—	—	—
	282,000	—	—	0.880	3/30/2015	—	—	—	—
	475,000	—	—	2.300	1/5/2014	—	—	—	—
	275,000	—	—	0.700	1/31/2013	—	—	—	—
	69,996	—	—	0.340	1/6/2013	—	—	—	—
	275,000	—	—	1.210	1/12/2012	—	—	—	—
	125,000	—	—	1.250	2/5/2011	—	—	—	—
	200,000	—	—	3.690	2/23/2010	—	—	—	—
Jason A. Napolitano	—	110,000	—	1.830	12/31/2017	—	—	—	—
	90,000	—	—	1.717	11/17/2016	—	—	—	—
	260,000	—	—	1.250	12/15/2015	—	—	—	—
	195,000	—	—	0.880	3/30/2015	—	—	—	—
	130,000	—	—	2.300	1/5/2014	—	—	—	—
	29,166	—	—	0.700	1/31/2013	—	—	—	—
	476,086	—	—	0.700	5/31/2012	—	—	—	—
	70,802	—	—	0.810	4/30/2012	—	—	—	—
	431	—	—	0.940	8/31/2011	—	—	—	—
	7,869	—	—	0.940	8/24/2011	—	—	—	—
Joseph H. Ritter (2)	—	70,000	—	1.830	12/31/2017	—	—	—	—
	60,000	—	—	1.717	11/17/2016	—	—	—	—
	85,000	—	—	1.250	12/15/2015	—	—	—	—
	105,000	—	—	0.880	3/30/2015	—	—	—	—
	35,000	—	—	1.820	5/13/2014	—	—	—	—
	55,000	—	—	2.300	1/5/2014	—	—	—	—
	30,000	—	—	2.220	11/5/2013	—	—	—	—
	30,000	—	—	0.380	1/2/2013	—	—	—	—
John R. Flanders	—	30,000	—	1.830	12/31/2017	—	—	—	—
	200,000	—	—	1.650	12/11/2016	—	—	—	—
G. Lynn Snodgrass	—	40,000	—	1.830	12/31/2017	—	—	—	—
	40,000	—	—	1.717	11/17/2016	—	—	—	—
	40,000	—	—	1.250	12/15/2015	—	—	—	—
	10,000	—	—	1.590	5/18/2014	—	—	—	—
	20,000	—	—	1.840	4/30/2014	—	—	—	—
	6,000	—	—	0.950	4/10/2013	—	—	—	—
	7,500	—	—	1.060	2/5/2012	—	—	—	—
	1,000	—	—	1.140	4/26/2011	—	—	—	—
	400	—	—	2.000	11/17/2009	—	—	—	—
	1,000	—	—	2.370	10/6/2009	—	—	—	—

(1)   Options are subject to earlier termination in certain events related to termination of service.

(2)   Dr. Ritter voluntarily left the Company effective April 4, 2008.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows aggregate exercises of options to purchase our common stock in the fiscal year ended December 31, 2007 by the Named Executive Officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Robert B. Grieve	—	—	—	—
Jason A. Napolitano	—	—	—	—
Joseph H. Ritter	—	—	—	—
John R. Flanders	—	—	—	—
G. Lynn Snodgrass	59,000	78,850	—	—

Potential Payments Upon Termination or Change of Control

The following table summarizes the potential payments and benefits payable to each of the Named Executive Officers upon termination of employment or a change in our control under each situation listed below, assuming, in each situation, that our Named Executive Officers were terminated on December 31, 2007.

Payments Upon Termination (Without a Change-in-Control).  Pursuant to an employment agreement with each of Dr. Grieve and Messrs. Napolitano, Ritter and Flanders, in the event he is involuntarily terminated, he is entitled to receive amounts earned during his term of employment.  Such amounts include: base salary and the cost of health insurance premiums as set forth in the table below.  Pursuant to his employment agreement, upon an involuntary termination not for cause, Dr. Grieve is entitled to accelerated vesting of all stock options, an extension of the term of all outstanding stock options and a bonus payment as set forth in the table below.  Further, pursuant to his employment agreement, upon termination for good reason Dr. Grieve is entitled to the payments set forth below.

Payments Upon Change-in-Control.  Pursuant to an employment agreement with each of Dr. Grieve and Messrs. Napolitano, Ritter and Flanders, in the event he is terminated upon a change-in-control he is entitled to receive amounts earned during the term of his employment.  Such amounts include: base salary and the cost of health insurance premiums as set forth in the table below.  Pursuant to his employment agreement, each of Dr. Grieve and Mr. Napolitano are entitled to accelerated vesting of all stock options and Dr. Grieve is entitled to an extension of the term of all outstanding stock options in certain circumstances.  Further, pursuant to his employment agreement, upon an involuntary termination not for cause, Dr. Grieve is entitled to a bonus payment as set forth in the table below.  Further, upon termination for good reason, Dr. Grieve is entitled to the payments set forth below.

Payments Upon Death or Disability.  In the event of death or disability, Dr. Grieve is entitled to the same benefits as in the event of termination without a change in control and is also entitled to receive the death benefits under our life insurance plan or the disability benefits under our disability plan, as appropriate, as set forth below.  In the event of death or disability, Messrs. Napolitano, Ritter, Flanders and Snodgrass, are each entitled to receive the death benefits under our life insurance plan or the disability benefits under our disability plan, as appropriate, as set forth below.

Potential Payments Upon Termination or Change of Control (1)

		Other Than in Connection With a Change of Control		In Connection With a Change of Control
Executive Benefits and Payments Upon Termination	Voluntary Termination or Termination for Cause ($)	Involuntary Termination not for Cause ($)	Termination for Good Reason ($)	Involuntary Termination not for Cause ($)	Termination for Good Reason ($)	Death ($)	Disability ($)
Robert B. Grieve Base Salary Bonus Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (2)	— — — — — —	400,000 60,242 12,716 — — —	400,000 60,242 12,716 — — —	800,000 502,756 25,433 — — —	800,000 502,756 25,433 — — —	400,000 60,242 12,716 300,000 — —	400,000 60,242 12,716 — 11,300 —

Jason A. Napolitano Base Salary Bonus Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (2)	— — — — — —	116,288 — 4,407 — — —	— — — — — —	232,575 — 8,814 — — —	— — — — — —	— — — 300,000 — —	— — — — 4,000 —

Joseph H. Ritter (3) Base Salary Bonus Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (2)	— — — — — —	100,035 — 4,407 — — —	— — — — — —	200,070 — 8,814 — — —	— — — — — —	— — — 300,000 — —	— — — — 5,900 —

John R. Flanders Base Salary Bonus Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (2)	— — — — — —	100,000 — 6,358 — — —	— — — — — —	200,000 — 12,716 — — —	— — — — — —	— — — 300,000 — —	— — — — 4,000 —

G. Lynn Snodgrass Base Salary Bonus Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (2)	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — 300,000 — —	— — — — 5,900 —

(1)   Based on 2007 salary and cost information.

(2)   Calculated based on December 31, 2007 closing price of $1.83 per share.

(3)   Dr. Ritter voluntarily left the Company effective April 4, 2008.

The following “Compensation Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Peter Eio, Chairman
A. Barr Dolan
G. Irwin Gordon

April 10, 2008

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of non-employee Directors only.  No interlocking relationship existed during 2007 between our Executive Officers, members of our Board of Directors or members of our Compensation Committee, and the Executive Officers, members of the Board of Directors or members of the Compensation Committee of the Board of Directors of any other company.

AUDITOR FEES AND SERVICES

EKS&H was our independent registered public accountant for fiscal 2006 and 2007.  KPMG LLP (“KPMG”) was our independent registered public accountant for fiscal 2005 and as such, continued to bill us for services related to its historical audit opinions, such as actions required to obtain consent to include these opinions in our SEC filings.  In 2007, our Audit Committee engaged EKS&H to conduct an audit of fiscal 2005 so that we did not have to obtain KPMG’s consent to include KPMG’s audit opinion for that year in our Annual Report on Form 10-K for the year ended December 31, 2007 and any future SEC filings.  The following table sets forth the aggregate fees billed by KPMG and EKS&H for audit services rendered in connection with the consolidated financial statements and reports for fiscal years 2006 and 2007, respectively, and for other services rendered during 2006 and 2007 on behalf of Heska and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services which have been billed to Heska and its subsidiaries.  Our Audit Committee has approved all of the below fees.

	KPMG		EKS&H
	2006	2007	2006	2007
Audit Fees (1)	$25,000	$—	$186,575	$369,286
Audit Related Fees (2)	—	—	14,000	15,500
Tax Fees (3)	88,147	97,984	—	—
All Other Fees (4)	—	—	—	—
Total	$113,147	$97,984	$200,575	$384,786

(1)   Audit fees represent fees for the audit of our annual financial statements, review of financial statements included in our         Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings including consents for historical audit opinions.  EKS&H 2007 fees include an audit of fiscal 2005 and an audit of the Company’s internal control over financial reporting.  An audit of the Company’s internal control over financial reporting was not required by the SEC in 2006 and thus was not conducted in 2006.

(2)   Audit related fees are fees for the assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”  The services for fees disclosed under this category include the annual audit of our 401(k) Retirement Plan.

(3)   Tax fees generally consist of professional services rendered by the independent auditors for tax compliance and tax advice.  The tax fees for fiscal 2006 include $67,300 in fees for tax compliance and return preparation services and $20,847 for other tax services.  Tax fees for fiscal 2007 include $73,000 for tax compliance and return preparation services and $24,984 for other tax services.

(4)   Heska did not engage EKS&H or KPMG for any other services in fiscal year 2006 and 2007.

Pre-Approval Policy.  Our Audit Committee pre-approves all auditing services and non-audit services not prohibited by law to be performed by our independent registered public accountant.  Our Audit Committee also pre-approves all associated fees, except for de minimus amounts for non-audit services, which are approved by our Audit Committee prior to the completion of the audit.

The following “Report of our Audit Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF OUR AUDIT COMMITTEE

The ultimate responsibility for good corporate governance rests with Heska Corporation’s Board of Directors (the “Board”), whose primary roles are oversight, counseling and direction to Heska Corporation’s management in the best long-term interests of Heska Corporation (“Heska” or the “Company”) and its stockholders.  The Audit Committee of the Board (the “Audit Committee”) has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of Heska’s financial statements.

The Audit Committee operates under a written charter, a copy of which is available on Heska’s website at www.heska.com.  As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its oversight and monitoring of Heska’s financial reporting, internal controls and audit function.  Management is responsible for the preparation, presentation and integrity of Heska’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  The Audit Committee has hired an independent registered public accountant, who is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards.  In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority and responsibility to select, direct, compensate, evaluate and, when appropriate, replace Heska’s independent registered public accountant.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountant, nor can the Audit Committee certify that the independent registered public accountant is “independent” under applicable rules.  The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management on the basis of the information it receives, discussions with management and the independent registered public accountant, and the experience of the Audit Committee’s members in business, financial and accounting matters.  The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, during the year 2007, we met and held discussions with management and Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”), Heska’s independent registered public accountant.  Management represented to us that Heska’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements with management and EKS&H.  In Audit Committee meetings with EKS&H, we discussed matters as required by Statement of Auditing Standards No. 61 (Communication with Audit Committees).  Our review included a discussion with management of the quality, not merely the acceptability, of Heska’s accounting principles, the reasonableness of significant estimates and judgments and the disclosure in Heska’s consolidated financial statements.

We received from EKS&H the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with EKS&H its independence.  In reliance on the reviews and discussions noted above, and the report of the independent registered public accountant, we recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007 (the Company’s “2007 10-K”), and be filed with the Securities and Exchange Commission.

On March 31, 2006, we dismissed KPMG LLP (“KPMG”) as Heska’s independent registered public accountant and engaged EKS&H as Heska’s independent registered public accountant.  An extensive search was conducted to evaluate Heska’s alternatives regarding independent registered public accountants, including face-to-face interviews conducted by the Chairman of the Audit Committee.  We believe EKS&H is compatible with a company Heska’s size and we believe EKS&H conducted a high quality, cost-effective audit for fiscal 2006 and fiscal 2007.  In 2007, we engaged EKS&H to conduct an audit (the “2005 Re-audit”) for fiscal 2005, so that we did not have to obtain KPMG’s consent to include KPMG’s audit opinion for that year in the Company’s 2007 10-K and any future SEC filings.  We believe it was wise to incur the additional fees affiliated with the 2005 Re-audit due to the significant management time and distraction associated with obtaining KPMG’s consent to include KPMG’s audit opinion in the Company’s SEC filings in the past and our concern over this recurring.

KPMG served as Heska’s independent auditors from July 30, 2002 to March 31, 2006.  In connection with the audit of the fiscal year ended December 31, 2005, and during the subsequent interim period through March 31, 2006, the Company did not have any disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.  In addition, during the fiscal year ended December 31, 2005 and through March 31, 2006, the Company had no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the year ended December 31, 2005 and the subsequent period through March 31, 2006, neither the Company nor anyone acting on the Company’s behalf consulted EKS&H regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (2) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” described in Item 304(a)(1)(v) of Regulation S-K.

Submitted by the Audit Committee of Heska’s Board of Directors:

William A. Aylesworth, Chairman
Peter Eio
Irwin Gordon

April 10, 2008

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  Heska and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.   Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.  You can notify us by sending a written request to Investor Relations, Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.

OTHER MATTERS

Our Board knows of no other matters to be presented for stockholder action at our 2008 Annual Meeting.  However, if other matters do properly come before our Annual Meeting or any adjournments or postponements thereof, our Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

John R. Flanders
Vice President, General Counsel and Corporate Secretary,
Heska Corporation

Loveland, Colorado

April 15, 2008

Heska Corporation	Holder Account Number

C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

2008 Annual Meeting Proxy Card

A	Election of Directors
The Board of Directors recommends a vote “FOR” the listed nominees.

1.	Election of two Directors to serve for a three-year term that expires at the 2011 Annual Meeting or until their respective successors have been elected and qualified.

		For	Withhold
01—Louise L. McCormick
02—John F. Sasen, Sr.

B	Issues
The Board of Directors recommends a vote “FOR” the following:

		For	Against	Abstain
2.	To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as Heska Corporation’s independent registered public accountant.

3.	To consider such other business as may properly come before the 2008 Annual Meeting.

C             Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please date and sign exactly as your name or names appear herein.  Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person.  Persons signing in a fiduciary capacity should indicate their full title in such capacity.

Signature 1—Please keep signature within the box Signature 2—Please keep signature within the box Date (mm/dd/yyyy)

		/	/
1 U P X	H H H	P P P P	001808

Proxy—Heska Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert B. Grieve, Ph.D., Jason A. Napolitano and John R. Flanders, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of the Common Stock of Heska Corporation, a Delaware corporation (the “Company”), held of record by the undersigned on March 26, 2008, at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the corporate offices of the Company located at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538 at 9:00 a.m., local time, on Tuesday, May 6, 2008, or at any adjournment or postponement thereof, with all the powers that the undersigned would have if personally present at the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated April 15, 2008, and a copy of Heska Corporation’s 2007 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.  The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Corporate Secretary of Heska Corporation, gives notice of such revocation.  This proxy when properly executed will be voted in accordance with the specifications made by the undersigned stockholder.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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